Exhibit 4.1

Ontario Corporation Number For Ministry Use Only A l'usage exclusif du ministere Minist re des Services gouvemementaux Ministry of Government SefV!ces Ontario CERTIFICATECERTIFICAT Ced certlfie que ies presents This Is to certify that these articles are effective on ste.tuts entrent en vlgueur Ia I 6 MAl, 201S .............."''"·····"' MAY <lv au or I OJ Bustness Corporations Act 1Lolsur les t6s par acfkml Act societes par 07119 (2011/05) © Queen's Printer for Ontario, 2011/ © lmprimeur de Ia Reine pour !'Ontario, 2011 Page 1 of/de 2 Form3 Business Corporations Formula 3 Loi surles actions ARTICLES OF AMENDMENT STATUTS DE MODIFICATION 1. The name of the corporation is: (Set out in BLOCK CAPITAL LETTERS) Denomination sociale actuelle de Ia societe (ecrire en LETTRES MAJUSCULES SEULEMENT) : 2.The name of the corporation is changed to (if applicable ): (Set out in BLOCK CAPITAL LETTERS) Nouvelle denomination sociale de Ia societe (s'il y a lieu) (ecrire en LETTRES MAJUSCULES SEULEMENT) : 3. Date of incorporation/amalgamation: Date de Ia constitution ou de Ia fusion : 2011101/01 (Year, Month, Day) (annee, mois, jour) 4.Complete only if there is a change in the number of directors or the minimum I maximum number of directors. II faut remplir cette partie seulement si le nombre d'administrateurs ou si le nombre minimal ou maximal d'administrateurs a change. Number of directors is/are:minimum and maximum number of directors is/are: Nombre d'administrateurs :nornbres minimum et maximum d'administrateurs : Number minimum and maximum Nombre minimum et maximum or ou 5. The articles of the corporation are amended as follows: Les statuts de Ia societe sont modifies de Ia fa9on suivante : (i) to delete from Section 2.1 the words "Subject to the rights of the holders of any other class or series of shares of the Corporation," and change "the holders"to "The holders"; N 0 T A p p L I c A B L E I I K I N R 0 s s G 0 L D c 0 R p 0 R A T I 0 N I I I Numero de Ia societe en Ontario 1840581

1A (ii) to delete from Section 2.2 the words ", except meetings at which only holders of another specified class or series of shares are entitled to vote," and (iii) to delete Part 3 of the Articles in its entirety. 07119 {2008/06)

6. The amendment has been duly authorized as required by sections 168 and 170 (as applicable) of the Business Corporations Act. La modification a ete dument autorisee confonnement aux articles 168 et 170 (selon le cas) de Ia Loi sur les societes par actions. 7. The resolution authorizing the amendment was approved by the shareholders/directors (as applicable) of the corporation on Les actionnaires ou les administrateurs (selon le cas) de Ia societe ant approuve Ia resolution autorisant Ia modification le 2015/05/06 (Year, Month, Day) (annee, mois, jour) These articles are signed in duplicate. Les presents statuts sent signes en double exemplaire. KINROSS GOLD CORPORATION (Print name of corporation from Article 1 on page 1) (Veuillez ecrir le nom de Ia societe de !'article un a Ia page une). VPANDCORPORATESECRETARY (Description of Office) (Fonction) 07119 (2011/05) Page 2 of/de 2

Schedule A — Text of amended and restated Articles of Kinross Gold Corporation

Part 1- Interpretation

In this Appendix

(a)                                 “Act” means the Business Corporations Act (Ontario), or its successor, as amended, replaced or re-enacted from time to time; and

(b)                                 “final distribution” means the distribution of assets of the Corporation on any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs.

This Appendix, as from time to time amended, shall be read without regard to paragraph headings, which are included for ease of reference only, and with all changes in gender and number permitted by the context.

Part 2 - Common Shares

The rights, privileges, restrictions and conditions attaching to the Common Shares are as follows:

Section 2.1                                    Dividends and Distributions: The holders of the Common Shares are entitled to receive equally, share for share: (i) all dividends declared by the directors, (ii) all property of the Corporation that is ever distributed to any of its shareholders (including without limitation on any final distribution) and (iii) any remaining property of the Corporation on dissolution.

Section 2.2                                    Votes: The holders of the Common Shares are entitled to receive notice of and to attend all meetings of shareholders of the Corporation and are entitled to one vote for each Common Share held on all votes taken at such meetings.

Ontario Corporation Number For Ministry Use Only .tM' flusif du ministere - Government Services Ontario Mlillstere des Ser'vlces gouvernementaux CERTIFICATE CERTIFICAT Ceci certifie que les presents statuts This is to certify that these articles at.e effective on entrent en vigueur le ............W.....U...A....R...Y.....K0 1....J...A...N....V....l.E...,R........2...0...f..t........... Director I Directri Business Corporations Act I Loi sur I · societes par-actions Act Rue et numero ou numero de Ia R.R. et, s'i/ s'agit d'un edifice a bureaux, numero du bureau Nombre d'administrateurs : Nombre fixe L j OU minimum et maximum 07121E (05/2007) Form4 Business Corporations Formule 4 Loi sur/es societes par actions ARTICLES OF AMALGAMATION STATUTS DE FUSION 1. The name of the amalgamated corporation is:(Set out in BLOCK CAPITAL LETTERS) Denomination sociale de Ia societe issue de Ia fusion: (Ecrire en LETTRES MAJUSCULES SEULEMENT) : 2. The address of the registered office is: Adresse du siege social : 25 York Street, 17th Floor, Street & Number or R.R. Number & if Multi-Office Building give Room No.I Toronto ONTARIO Name of Municipality or Post Office IPostal Code/Code postal Nom de Ia municipalite ou du bureau de poste 3. Number of directors is: Fixed number OR minimum and maximum 3 15 4. The director(s) is/are:I Administrateur(s) : First name, middle names and surname Prenom, autres prenoms et nom de famille Address for service, giving Street & No. or R.R. No., Municipality, Province, Country and Postal Code Domicile elu, y compris Ia me et le numero ou le numero de Ia R.R., le nom de Ia municipalite, Ia province, le pays et le code postal Resident Canadian State 'Yes' or 'No' Resident canadien Oui/Non See Page 1A attached K I N R 0 s s G 0 L D c 0 R p 0 R A T 10 N Numero de Ia societe en Ontario 1840581

lA KINROSS GOLD CORPORATION FORM 4-ARTICLES OF AMALGAMATION 4. The director(s) is/are: TOR_P2Z:500Sll6.1 First name, initials and surname Address for service, giving Street & No. or R.R No., Municipality and Postal Code - Resident Canadian (State Yes or No) John A. Brough Tye W. Burt John K. Carrington Richard Peter Clark John M.H. Huxley John A.Keyes Lukas Henrik Lundin Catherine E. McLeod-Seltzer George F.Michals John E. Oliver Terence C.W. Reid 25 York Street, 17 Floor Toronto ON M5J 2V5 25 York Street, 17th Floor Toronto ON M5J 2V5 25 York Street, 1'fh Floor Toronto ON M5J 2V5 1281 West Cordova Street Suite 3001 Vancouver BC V6C 3R5 25 York Street, 17th Floor Toronto ON M5J 2V5 10 Wmdhaven Drive The Woodlands TX 77381 885 West Georgia Street Suite 2101 Vancouver BC V6C 3E8 25 York Street, 17th Floor Toronto ON M5J 2V5 25 York Street, 1ih Floor Toronto ON MSJ 2V5 25 York Street, 17th Floor Toronto ON M5J 2V5 25 York Street, 17th Floor Toronto ON MSJ 2V5 Yes Yes Yes Yes Yes No Yes Yes No Yes Yes

2 5. Method of amalgamation, check A or B Methode choisie pour Ia fusion - Cocher A ou 8 : A-Amalgamation Agreement I Convention de fusion : D or ou The amalgamation agreement has been duly adopted by the shareholders of each of the amalgamating corporations as required by subsection 176 (4) of the Business Corporations Act on the date set out below. Les actionnaires de chaque societe qui fusionnne ant dOment adopte Ia convention de fusion conformement au paragraphe 176(4) de Ia Loi sur les societes par actions a Ia date mentionnee ci-dessous. B - Amalgamation of a holding corporation and one or more of its subsidiaries or amalgamation of subsidiaries I Fusion d'une societe mere avec une ou plusieurs de ses filiales ou fusion de filiales : The amalgamation has been approved by the directors of each amalgamating corporation by a resolution as required by section 177 of the Business Corporations Act on the date set out below. Les administrateurs de chaque societe qui fusionne ant approuve Ia fusion par voie de resolution conformement a !'article 177 de Ia Loi sur les societes par actions a Ia date mentionnee ci-dessous. The articles of amalgamation in substance contain the provisions of the articles of incorporation of Les statuts de fusion reprennent essentiellement /es dispositions des statuts constitutifs de KINROSS GOLD CORPORATION and are more particularly set out in these articles. et sont enonces textuellement aux presents statuts. Date d'adoption ou d'approbation 07121E (05/2007) Names of amalgamating corporations Denomination sociale des societes qui fusionnent Ontario Corporation Number Numero de Ia societe en Ontario Date of Adoption/Approval Year Month Day annee mois jour Kinross Gold Corporation Underworld Resources Inc. 1683689 2010-12-22 ! 1836216 2010-12-22

3 6. Restrictions, if any, on business the corporation may carry on or on powers the corporation may exercise. Umites, s'il y a lieu, imposees aux activites commerciales ou aux pouvoirs de Ia societe. None. 7. The classes and any maximum number of shares that the corporation is authorized to issue: Categories et nombre maximal, s'il y a lieu, d'actions que Ia societe est autorisee a emettre : An unlimited number of Common Shares and 311,933 Convertible Preferred Shares. 07121E (05/2007)

4 8. Rights, privileges, restrictions and conditions (if any) attaching to each dass of shares and directors authority with respect to any class of shares which may be issued in series: Droits, privileges, restrictions et concflf:ions, s'il y a lieu, rattaches a chaque categorie d'actions et pouvoirs des administrateurs relatifs a chaque categorie d'actions qui peut etre emise en serie : See pages 4A to 40 attached hereto. 07121E (05/2007)

4A Part 1 - Interpretation In this Appendix (a) "Act" means the Business Corporations Act (Ontario), or its successor, as amended, replaced or re-enacted from time to time; and (b) "final distribution" means the distribution of assets of the Corporation on any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs. This Appendix, as from time to time amended, shall be read without regard to paragraph headings, which are included for ease of reference only, and with all changes in gender and number permitted by the context. Part 2 - Common Shares The rights, privileges, restrictions and conditions attaching to the Common Shares are as follows: Section 2.1 Dividends and Distributions:Subject to the rights of the holders of any other class or series of shares of the Corporation, the holders of the Common Shares are entitled to receive equally, share for share: (i) all dividends declared by the directors, (ii) all property of the Corporation that is ever distributed to any of its shareholders (including without limitation on any final distribution) and (iii) any remaining property of the Corporation on dissolution. Section 2.2 Votes:The holders of the Common Shares are entitled to receive notice of and to attend all meetings of shareholders of the Corporation, except meetings at which only holders of another specified class or series of shares are entitled to vote, and are entitled to one vote for each Common Share held on all votes taken at such meetings. Part 3 - Preferred Shares The rights, privileges, restrictions and conditions attaching to the Preferred Shares are as follows: Section 3.1 Definitions and Interpretation: Where used in this Part 3, the following words and phrases shall, (a) Definitions: unless there is something in the context otherwise inconsistent therewith, have the . following meanings, respectively: (i) ''board of directors" or "directors" means the board of directors of the Corporation or, if duly constituted and empowered, the executive or any other committee of the board of directors of the Corporation for the time being, and reference without further elaboration to action by the directors means either action by the directors of the Corporation as a board or action by any such committee; TOR P2Z:SOI2860.2 trl3941

4B (ii) "business day" means a day other than a Saturday, a Sunday or any other day that is treated as a holiday for the purpose of legislation in Canada or in the Province or municipality in which the registered office of the Corporation is located; "certificate of the Corporation" means a written certificate of the Corporation signed on behalf of the Corporation by any two of the officers or directors of the Corporation having knowledge of the matters therein affirmed; (iii) (iv) "Common Shares" means the Common Shares which the Corporation is authorized to issue; (v) "Conversion Basis" means, for each Preferred Share converted, 82555 Common Shares, subject to adjustment as provided herein; (vi) "Current Market Price" means the average closing price for at least one board lot sale of the Common Shares on any stock exchange on which the Common Shares are listed (and, if the Common Shares are listed on more than one stock exchange, then on the stock exchange specified by the directors for such purpose) for the 30 consecutive Trading Days commencing 45 Trading Days before the date for determining the Current Market Price; (vii) "Dividend Payment Date" means the first day of each of January, April, .Ju1y and October in each year; (viii) ''Dividend Quarter" means the period from but excluding a Dividend Payment Date to and including the next succeeding Dividend Payment Date; (ix) "holder" means a person or, in the case of joint holders, the persons, recorded on the securities register of the Corporation as being the registered holder or holders of one or more Preferred Shares; (x) "Initial Retraction Date" means March 31, 1998; "ranking as to the return of capital" means ranking with respect to the distribution of assets, in the event of the liquidation, dissolution or winding-up of the Corporation, or other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, whether voluntary or involuntary, including a final distribution; and ''ranking as to the payment of dividends" means ranking with respect to the payment of dividends by the Corporation on its shares; for greater certainty, references herein to ''ranking on a parity with" do not mean or include ''ranking prior to"; (xi) - (xii) "Trading Day" means any day on which any stock exchange on which the Common Shares are listed is open for trading, provided that if the TOR P2Z:50!2860.2 11239"41

4C Common Shares are listed on more than one stock exchange on any day which is intended to be a Trading Day for the purposes hereof, ''Trading Day" shall mean any day that the stock exchange on which the Common Shares are listed, as shall be specified for such purpose by the directors, is open for trading; and (xiii) "Transfer. Agent" means such person, fum or corporation as the Corporation may, from time to time, appoint as the transfer agent of the Preferred Share at such locations as the Corporation may, from time to time, approve. (b) Business Day: In the event the date on which or by which any action is required to be taken by the Corporation or any holder of Preferred Shares is not a business day, then such action shall be required or permitted to be taken on or by the next succeeding date that is a business day. (c) Notice: (i) Notice: Any notice (which term includes any communication or document) required or permitted to be given, sent, delivered or otherwise served to or upon a holder of Preferred Share pursuant to this Part 3 shall, unless some other means is specifically required, be sufficiently given, sent, delivered or otherwise served if given, sent, delivered or served by prepaid mail and shall be deemed to be given, sent, delivered, served and received, if sent by prepaid mail, on the date of mailing thereof. (ii) Postal Disru;ption: If there exists any actual or apprehended disruption of mail services in any province of Canada in which th re are holders of Preferred Shares whose addresses appear on the books of the Corporation to be in such province, notice may (but need not) be given to the holders in such province by means of publication once in each of two successive weeks in a newspaper of general circulation published inthe capital city of such province, or if the Corporation or the Transfer Agent maintains a register or branch register of transfers for the Preferred Shares in such province, then. in the city in such province where any such register is maintained. Notice given by publication shall be deemed for all purposes to be proper notice and to have been given on the day on which the first publication is completed in any city in which notice is published. (iii) Accidental Omission: Accidental failure or omission to give notice to one or more holders of Preferred Shares in any circumstance where notice is required to be given hereunder shall not affect the validity of the action, · event or circumstance so concerned, but upon such failure or omission being discovered notice shall be given forthwith to such holder or holders and shall have the same force and effect as if given indue time. Section 3.2 Conversion Privilege: TOR_P2Z:56!2860.2 1123941

4D Right to Convert: The holders of Preferred Shares shall have the right (the (a) "Conversion Right"), exercisable at any time, to convert all or any part of their Preferred Shares into Common Shares on the Conversion Basis. (b) Exercise of Conversion Right: Any holder. of Preferred Shares desiring to exercise the Conversion Right shall complete the conversion panel, if any, on the reverse of the certificate ·or certificates representing the Preferred Shares which such holder desires to convert (or such other document as may be provided by or on behalf of the Corporation for such purpose), specifying the number of Preferred Shares to be converted, and shall present and surrender to the Corporation at its registered office the certificate or certificates representing the Preferred Shares to be converted, naming the persons in whose name the Common Shares are to be registered, and stating the number of Common Shares to be issued to each. If any of the Common Shares are to be issued to persons other than the holder of such Preferred Shares, all other conditions precedent to the Corporation's duty to register a transfer of shares shall also be satisfied. On the date of such delivery and if such conditions are satisfied, each person in whose name the Common Shares are to be issued as designated in the notice shall be deemed for all purposes the holder of fully paid Common Shares in the number designated in such notice (not exceeding in aggregate as among such persons the total number of Common Shares resulting from the conversion) and such persons shall be entitled to delivery by the Corporation of certificates representing their Common Shares promptly after such date. If less than all of the Preferred Shares represented by any certificate are converted, the Corporation shall issue a new certificate for the balance without charge. (c) Adjustment for Accrued Dividends: Upon the conversion of any Preferred Shares into Common Shares there shall be payment or adjustment by the Corporation on account of any dividends accrued but unpaid on the Preferred Shares. (d) Adjustment of Conversion Privilege: The Conversion Basis shall be subject to adjustment from time to time inaccordance with the following provisions: (i) Stock Dividends. Subdivisions and Consolidations by Corporation: If the Corporation shall: (A) issue Common Shares or securities exchangeable for or convertible into Common Shares without further payment pursuant to a stock dividend to all or substantially all of the holders of Common Shares; (B) make a distribution on its issued and outstanding Common Shares payable in Common Shares or securities exchangeable for or convertible into Common Shares without further payment; subdivide its issued and outstanding Common Shares into a greater number of Common Shares; or (C) TOR P2Z:5012860.2 Il23941

4E consolidate its issued and outstanding Common Shares into a smaller number of Common Shares: (D) (any such event being called a "Common Share Reorganization"), the Conversion Basis then in effect shall be adjusted effective immediately after the record date <;m which the holders of Common Shares are determined for the purposes of the Common Share Reorganization to the Conversion Basis determined by multiplying the Conversion Basis then in effect by the fraction, the numerator of which shall be the number of Common Shares which will be issued and outstanding after the completion of such Common Share Reorganization, including in . the case where securities exchangeable for or convertible into Common Shares are distributed, the number of Common Shares that would be issued and outstanding had all of such securities been exchanged for or converted into Common Shares on such record date and the denominator of which shall be the number of Common Shares issued and outstanding on such record date. (ii) Rights Offerings by Corporation:If the Corporation shall distribute rights, options or warrants exercisable within a period of 45 days after the record date for such distribution to subscribe for or purchase Common Shares or securities exchangeable for or convertible into Common Shares at a price per Common Share or at an exchange or conversion value per Common Share in the case of securities exchangeable for or convertible into Common Shares equal to or less than 90% of the Current Market Price for the Common Shares determined as of the record date for such distribution, to all or substantially all ofthe holders of Common Shares (any such event being called a "Rights Offering'"), the Conversion Basis then in effect shall be adjusted effective immediately after the record date on which holders of Common Shares are determined for purposes of the Rights Offering to the Conversion Basis determined by multiplying: (A) the Conversion Basis in effect on such record date by; (B) the fraction (I) the numerator of which shall be the aggregate of (1) the number of Common Shares issued and outstanding on such record date, and the number of Common Shares offered pursuant to the Rights Offering or the maximum number of Common Shares for or into which the securities so offered pursuant to the Rights Offering may be exchanged or converted, as the case may be, and (2) (IT) the denominator of which shall be the aggregate of TOR P2Z;SOI28611.2 1123"941

4F (1) the number of Common Shares issued and outstanding on such record date, and (2) the number determined by dividing either (x) the product of 1. the number of Common Shares so offered, and 2. the price at which each one of such Common Shares is offered, or (y) the product of 1. the maximum number of Common Shares for or into which the securities so offered pursuant to the Rights Offering may be exchanged or converted, and 2. the exchange or conversion value of each one of such securities so offered, as the case may be, by the Current Market Price for the Common Shares determined as of such record date. To the extent that such options, rights or warrants are not exercised prior to the expiry date thereof: the Conversion Basis shall be re-adjusted effective immediately after such expiry date to the Conversion Basis which would then have been in effect based upon the number of Common Shares or securities exchangeable for or convertible into Common Shares actually issued on the exercise of such options, rights or warrants. (iii) Special Distributions by Corporation: If the cOrporation shall distribute to all or substantially all of the holders of Common Shares: (A) (B) shares of any class other than Common Shares; rights, options or warrants, other than rights, options or warrants referred to in paragraph 3.2(d)(ii) hereof and other than rights, options or warrants exercisable within a period of 45 days after the record date for such distribution to subscn"be for or purchase Common Shares or securities exchangeable for or convert:L"ble into Common Shares at a price per Common Share or at an exchange or conversion value per Common Share greater than 90% of the Current Market Price for the Common Shares determined as of the record date for such distribution; evidences of indebtedness; or (C) TOR P2Z:5612l!60.2 1123941

4G (D) any other assets, excluding Common Shares issued by way of stock dividends and cash dividends paid out of earnings including the value of any shares or other property distributed in lieu of such cash dividends at the option of shareholders; and such issue or distribution does not constitute a Common Share Reorganization or a Rights Offering (any such event being called a "Special Distribution"), the Conversion Basis then in effect shall be adjusted effective immediately after the record date on which the holders of Common Shares are detennined for the purpose of the Special Distribution to the Conversion Basis determined by multiplying the Conversion Basis in effect on the record date of the Special Distribution by: (E) the fraction (I) the numerator of which shall be the number of Common Shares issued and outstanding on such record date multiplied by the Current Market Price for the Common Shares determined as of such record date, and the denominator of which shall be the difference between (II) . (1) the product of (x) the number of Common Shares issued and outstanding on such record date, and the Current Market Price for the Common Shares determined as of such record date, and (y) (2) the fair value, as determined by the directors of the Corporation, whose determination shall be conclusive, to the holders of Common Shares of the shares, rights, options, warrants, evidences of indebtedness or other assets issued or distributed in the Special Distribution. (iv) Other Reorganizations by Corporation:If and whenever there is a capital reorganization of the Corporation not otherwise provided for in this subsection 3.2(d) or a consolidation, merger or amalgamation of the Corporation with or into another body corporate (any such event being called a "Capital Reorganization"), any holder of Preferred Shares who exercises the Conversion Right after the effective date of such Capital Reorganization shall be entitled to receive and shall accept, upon the exercise of such right, in lieu of the number of Common Shares to which such holder was theretofore entitled on conversion, the aggregate number of shares or other securities of the Corporation or of the body corporate TOR P2Z:5012860.2 1123941

4H resulting from the Capital Reorganization that such holder would have been entitled to receive as a result of such Capital Reorganizationon the effective date thereof, such holder had been the registered holder of the number of Common Shares to which such holder was theretofore entitled upon conversion, subject to adjustment thereafter in accordance with provisions the same, as nearly as may be possible, as those contained in paragraphs (i), (ii) and (iii) of this subsection 32(d); provided that no such Capital Reorganization shall be made effective unless all necessary steps shall have been taken so that the holders of Preferred Shares shall thereafter be entitled to receive such number of such shares or other securities of the Corporation or of the body corporate resulting from the Capital Reorganization. (v) Reclassification by Corporation: If the Corporation shall reclassify the issued and outstanding Common Shares (such event being called a "Reclassification"), the Conversion Basis shall be adjusted effective immediately after the record date of such Reclassification so that holders of Preferred Shares who exercise the Conversion Right thereafter shall be entitled to receive the shares that such holders would have received had such Preferred Shares been converted immediately prior to such record date, subject to a<ljustment thereafter in accordance with provisions the same, as nearly as may be possible, as those contained in paragraphs (i). (ti) and (iii) oftbis subsection 3.2(d). (vi) Price Adjustment Rules: The following rules and procedures shall be applicable to adjustments of the Conversion Basis made pursuant to this subsection 3.2(d): (A) No adjustment in the Conversion Basis shall be made in respect of any event described in this subsection 3.2(d) if the holders of the Preferred Shares are entitled to participate in such event on the same terms mutatis mutandis·as if such holders had converted their Preferred Shares prior to or on the effective date or record date of such event, provided that any such participation shall be subject to the prior approval of The Toronto Stock Exchange if any equity securities of the Corporation are on the effective date or record date or were at any time during the six month period preceding such date listed on The Toronto Stock Exchange with the exception that such prior written consent is not necessary if any equity securities of the Corporation ceased to be listed on 'fh:e Toronto Stock Exchange during the six month period preceding such date by reason of all of any securities of the Corporation having been acquired by the Corporation or other party. No adjustment in the Conversion Basis shall be made pursuant to this subsection 3.2(d) in respect of the issue from time to time of Common Shares to holders of Common Shares who exercise an option to receive substantially equivalent dividends in Common Shares or securities exchangeable for or convertible into Common (B) TOR P2Z:S0!2860.2 !123941

41 Shares in lieu of receiving cash dividends, and any such issue shall be deemed not to be a Common Share Reorganization. (C) No adjustment in the Conversion Basis shall be made if such adjustment would result in a decrease below the applicable unadjusted Conversion Basis other than in respect of a consolidation of the issued and outstanding Common Shares into a smaller number of Common Shares. (D) Forthwith after any adjustment in the Conversion Basis pursuant to this subsection 3.2(d) the Corporation shall file with the Transfer Agent a certificate of the Corporation certifying as to the particulars of such adjustment and, in reasonable detail, the event requiring and the manner of determining such adjustment. The Corporation shall also at such time give written notice to the holders of Preferred Shares of the Conversion Basis following such adjustment. (e) Disputes: If any question arises with respect to the number of Common Shares to be issued on any exercise of the Conversion Right, it shall be conclusively determined by the auditors of the Corporation or if they are liD.able or liD.willing to act, by such other firm of independent chartered accountants as may be selected by the directors of the Corporation and such determination shall bind the Corporation and all shareholders of the Corporation. (f) No Fractions:In any case where a fraction of a Common Share would otherwise be issuable on the conversion of one or more Preferred Shares, the number of Common Shares to be issued to a holder on conversion of Preferred Shares into Common Shares shall be rounded down to ihe nearest whole number of Common Shares so that no fractional shares are issuable. Section 3.3 Dividends (a) Payment of Dividends: The holders of Preferred Shares shall be entitled to receive, and the Corporation shall pay thereon, as and when declared by the directors of the Corporation, out of monies of the Corporation properly applicable to the payment of dividends, fixed, cumulative, preferential cash dividends at an annual rate of $0.80 per share per annum, payable in equal quarterly instalments on each Dividend Payment Date. Subject as hereinafter provided, dividends on outstanding Preferred Shares shall accrue from day to day from the date of issue; provided that all Preferred Shares validly issued and outstanding on any record date for a dividend shall, regardless of their respective dates of issue be entitled to rank equally without distinction with respect to the amoliDt of any dividend declared payable to holders of record thereon on any date following any of the respective dates of issue, with the intent that all holders of outstanding·Preferred Shares on any record date for any dividend shall be entitled to receive the same amount of dividends per share. The holders of Preferred Shares shall not be entitled to any dividends other than or in excess of the fixed, cumulative, preferential cash dividends provided for herein. TOR P2Z:SOI2860.2 1!23941

4J (b) Dividends for a Partial Quarter: The amount of the dividend or amount calculated by reference to the dividend for any period which is less than a Dividend Quarter with respect to any Preferred Share: (i) which is redeemed or purchased dming such Dividend Quarter; or (ii) where assets of the Corporations are distributed to the holders ofPreferred Shares pursuant to section 3.8 hereof dming such Dividend Quarter; shall be equal to the amount (rounded to the nearest IllOth of one cent) calculated by multiplying $0.20 by a fraction of which the nmnerator is the number of days in such Dividend Quarter that such Preferred Share has been outstanding (excluding the Dividend Payment Date at the beginning of such Dividend Quarter if such Preferred Share was outstanding on that date and including the date of redemption, purchase or distribution or the Dividend Payment Date at the end of such Dividend Quarter if such Preferred Share was outstanding on that date) and the denominator is the mnnber of days in such Dividend Quarter (excluding the Dividend Payment Date at the beginning thereof and including the Dividend Payment Date at the end thereof). (c) Method of Payment: Cheques payable in lawful money of Canada at par at any branch in Canada of the bank of the Corporation for the time being shall be issued in respect of dividends paid on the Preferred Shares (less any tax required to be deducted or withheld by or on behalf of the Corporation). The mailing on or before any Dividend Payment Date of such a cheque, payable on such Dividend Payment Date, to a holder of Preferred Shares shall be deemed to be payment of the dividends represented thereby unless the cheque is not paid upon presentation. Dividends which are represented by a cheque which has not been presented to the drawee for payment or which otherwise remain unclaimed for a period of six years from the date on which such dividends were declared payable shall be forfeited to the Corporation. (d) Cumulative Pavment of Dividends: If on any Dividend Payment Date the dividends accrued to such date are not paid in full on all of the Preferred Shares then outstanding, such dividend, or the unpaid part thereof, shall be paid on a subsequent date or dates determined by the directors on which the Corporation shall have sufficient monies properly applicable to the payment of such dividends. Section 3.4 Redemption: (a) Optional Redemption: Subject to the provisions of the Act, these articles and the provisions of this section 3.4 and of section 3.7 hereof: the Corporation may, upon giving notice as hereinafter provided, redeem at any time all or from time to time any part of the then outstanding Preferred Shares, on payment for each Preferred Share of $10.00 together with the amount equal to all dividends, if any, accrued and unpaid thereon. whether or not declared, up to and including the date specified for redemption (the whole amount constituting and being hereinafter referred to as the "Redemption Price"). TOR P2Z:S012860.2 1123941

4K (b) Partial Redemption: In case a part only of the Preferred Shares are at any time to be redeemed, the Preferred Shares so to be redeemed shall be selected by lot or, if the directors of the Corporation so determine, on a pro rata basis, disregarding fractions, according to the number of Preferred Shares held by each holder thereo£ If a part only of the Preferred Shares represented by any certificate shall be redeemed, a new certificate representing the balance of such Preferred Shares shall be issued to the holder at the expense of the Corporation. · (c) Method of Redemption: In any case of redemption of Preferred Shares, the Corporation shall, not less than 30 nor more than 60 days before the date specified for redemption, send to each holder of Preferred Shares to be redeemed notice of the intention of the Corporation to redeem such Preferred Shares. Such notice shall set out the number of Preferred Shares held by the holder which are to be redeemed, the Redemption Price, the date specified for redemption, and the place within Canada at which holders of Preferred Shares may present and surrender such Preferred Shares for redemption. On and after the date spe.cified for redemption, the Corporation shall pay or cause to be paid to or to the order of the holders of the Preferred Shares to be redeemed the Redemption Price for each Preferred Share to be redeemed on presentation and surrender, at the registered office of the Corporation or any other place within Canada specified in the notice of redemption, of the certificate or certificates representing the Preferred Shares called for redemption. Payment in respect of Preferred Shares being redeemed shall be made by cheques payable in lawful money of Canada at par at any branch in Canada of the Corporation's bankers for the time being. The Corporation shall have the right at any time after the giving of notice of redemption to deposit the aggregate Redemption Price of the Preferred Shares called for redemption or of such of the Preferred Shares which are represented by certificates which have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, to a special account in any chartered bank or any trust company in Canada named in such notice or in a subsequent notice to the holders of the Preferred Shares in respect of which the deposit is made, to be paid without interest to or to the order of the respective holders of Preferred Shares called for redemption upon presentation and surrender to such bank or trust company of the certificates representing such Preferred Shares. Upon such deposit being made or upon the date specified for redemption, whichever is the later, the Preferred Shares in respect of which such deposit shall have been made shall be and be deemed to be redeemed and the rights of the holders thereof shall be limited to receiving. without interes4 their proportionate part of the amount so deposited upon presentation and surrender of the certificate or certificates representing their Preferred Shares being redeemed. Any interest on any such deposit shall belong to the Corporation. From and after the date specified for redemption inany notice of redemption, the Preferred Shares called for redemption shall cease to be entitled to dividends and to participate in the assets of the Corporation and the holders thereof shall not be entitled to exercise any of their other rights as holders in respect thereof unless payment of the Redemption Price shall not be made upon presentation and surrender of the certificates in accordance with this subsection 3.4(c), in which case the rights of the holders thereof shall remain unaffected. Redemption monies which are represented by a cheque which has not been TOR P2Z:SOI2860.2 1123941

4L · presented to the drawee for payment or which otherwise remain unclaimed (including monies held on deposit in a special ccount as provided for above) for a period of six years from the date specified for redemption shall be forfeited to the Corporation. Holders of Preferred Shares receiving a notice of redemption may, if so desired, exercise the Conversion Right in respect of the Preferred Shares to be redeemed at any time prior to the date fixed for redemption of such Preferred Shares unless payment of the Redemption Price shall not be made upon presentation and surrender of the certificates in accordance with this subsection 3.4(c), in which case the rights of the holders shall remain unaffected. Section 3.5 Retraction: Right to Retract: Holders of Preferred Shares shall be entitled at any time on or (a) after the Initial Retraction Date, upon giving notice as provided in subsection 3.5(b) hereof, to require the Corporation to redeem at any time the whole or from time to time any part of the Preferred Shares then outstanding and registered in the name of such holder on the books of the Corporation for the amount of $10.00 for each Preferred Share to be redeemed plus all accrued but unpaid dividends thereon, whether or not declared, up to and including the date specified for redemption and, upon receiving such notice in accordance with the provisions of subsection 3.5(b) hereof and subject to the provisions ofthe Act and section 3.5 hereof: the Corporation shall thereafter redeem such Preferred Shares in accordance with the provisions of this section 3.5. (b) Mechanics of Retraction: A holder of Preferred Shares who desires to exercise the right of retraction provided for in subsection 3.5(a) hereof in respect of any Preferred Shares then outstanding and registered in the name of such holder on the books of the Corporation shall, at least five days before the date specified for redemption, tender to the Corporation at the registered office of the Corporation a notice in writing that the holder requires the Corporation to redeem all or part of the Preferred Shares registered on the books of the Corporation in the name of 8uch holder. Such notice shall set out the date on which redemption is to take place and, if part only of the Preferred Shares held by such person is to be redeemed, the number of Preferred Shares of such holder to be redeemed, shall be signed by the person registered on the books of the Corporation as the holder of the Preferred Shares in respect of which the right of retraction is being exercised and shall be accompanied by the certificate or certificates representing the . Preferred Shares tendered for redemption. On or before the date specified in the notice of retraction the Corporation shall pay or cause to be paid to or to the order of the registered holder of the Preferred Shares tendered for redemption the redemption price of the Preferred Shares tendered for redemption. Such payment shall be made by cheque payable at par at any branch in Canada of the bank of the Corporation for the time being and shall be mailed in a prepaid envelope addressed to such person at the address as it appears in the notice of retraction or, failing an address so appearing, at the address as it appears on the books of the Corporation or, in the event of the address of the holder not appearing on the books of the Corporation, then to the last known address of such holder. Such Preferred Shares shall thereupon be redeemed. If a part only of the Preferred TOR P2Z:SOJ2S60.2 ll2J94J

4M Shares represented by any certificate are to be redeemed, a new certificate for the balance of such Preferred Shares shall be issued at the expense the Corporation. From and after the date specified in the notice a holder of Preferred Shares tendered for redemption shall cease to be entitled to receive dividends declared on the Preferred Shares and shall not be entitled to exercise any of the rights of holders of Preferred Shares unless payment of the redemption price shall not be made in accordance with the provisions hereof, in which case the rights of the holder shall remain unaffected. Money which is represented by a cheque which has not been presented for· payment for a period of six years from the date specified inthe notice shall be forfeited to the Corporation. (c) Pro Rata Retraction: In the event that the Corporation is unable to redeem all of the Preferred Shares tendered for redemption pursuant to this section 3.5, the Preferred Shares to be redeemed shall be selected on a pro rata basis disregarding fractions. Section 3.6 Purchase for Cancellation: (a) Right to Purchase: Subject to the provisions of the Act, these articles and to the provisions of section 3.7 hereof, the Corporation may at any time or from time to time purchase for cancellation all or any part of the outstanding Preferred Shares at any price by invitation for tenders addressed to all of the holders of Preferred Shares then outstanding or in any other manner provided that the price for each Preferred Share so purchased for cancellation shall not exceed the Redemption Price plus costs of purchase. (b) Pro Rata Purchase: If, in response to an invitation for tenders under the provisions of this section 3.6, more Preferred Shares are tendered at a price or prices acceptable to the Corporation than the Corporation is prepared to purchase, then the Preferred Shares to be purchased by the Corporation shall be purchased to the next lowest whole share as nearly as may be pro rata according to the number of Preferred Shares tendered by each holder who submits a tender to the Corporation or as otherwise may be required by applicable law, provided that when Preferred Shares are tendered at different prices, the pro rating shall be effected only with respect to Preferred Shares tendered at the price at which more Preferred Shares are tendered than the Corporation is prepared to purchase after the Corporation has purchased all ofihe Preferred Shares tendered at lower prices. Section 3.7 Restrictions on Dividends and Retirement and Issue of Shares: So long as any of Preferred Shares are outstanding, the Corporation shall not, without the prior approval of the holders of the Preferred Shares given as specified insection 3.10 hereof: declare, pay or set apart for payment any dividend on the Common Shares or any other shares of the Corporation ranking as to the payment of dividends junior to the Preferred Shares (other than stock dividends in shares . of the Corporation ranking as to dividends junior to the Preferred Shares); (a) redeem, purchase for cancellation or otherwise retire or make ancapital distribution on or in respect of any Common Shares or other shares ranking as to (b) TOR P2Z:SOI2360.2 1123941

4N the return of capital junior to the Preferred Shares (except out of the net cash proceeds of a substantially concurrent issue of shares ranking as to capital junior to the Preferred Shares); or (c) redeem, purchase for cancellation or otherwise retire less than all of the Preferred Shares; unless (i) all dividends then payable on the Preferred Shares then outstanding and on all other shares of the Corporation ranking as to the payment of dividends on a parity with the Preferred Shares shall have been declared and paid or monies set apart for payment; and (ii) after giving effect to the payment of such dividend or such redemption, purchase, retirement or capital distribution, the realizable value of the assets of the Corporation would not be less than the sum of the liabilities of the Corporation plus the amount that would be required to give effect to the rights of holders of shares (other than the Preferred Shares) that have a right to be paid, on redemption or liquidation, rateably with or prior to holders of Preferred Shares plus the amount required to redeem all of the then outstanding Preferred shares, all calculated at the date of such redemption, purchase or capital distn"bution. as the case may be, in accordance with the then applicable provisions of the Act In the event 9f the liquidation. Section 3.8 Liquidation. Dissolution or Winding Up: dissolution or winding-up of the Corporation or other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, including a final distribution. the holders of Preferred Shares shall be entitled to receive from the assets of the Corporation an amount equal to $10.00 for each Preferred Share together with the amount equal to all accrued but unpaid dividends thereon, whether declared or not, before any amount shall be paid by the Corporation or any assets of the Corporation shall be distributed to holders of Common Shares or other shares of the Corporation ranking as to the return of capital junior to the Preferred Shares. After payment to the holders of Preferred Shares of the amounts so payable to them, such holders shall not be entitled to share in any further payment in respect of the distribution of the assets of the Corporation. · Section 3.9 Modification of Series: The rights, privileges, restrictions and conditions attached to the Preferred Shares may be added to, changed, removed or otherwise amended only with the prior approval of the holders of the Preferred Shares given as specified in section 3.10 hereof: in addition to any vote or authorization required by the Act or these provisions. 3.10 Approval of Holders of Preferred Shares: The approval of the holders of Preferred Shares with respect to any matters referred to in these provisions may be given as specified below. Approval and Quorum: Any approval required to be given by holders of Preferred Shares shall be deemed to have been sufficiently given if it shall be given by a resolution signed by all of the holders of the then outstanding Preferred (a) TOR P2Z:SOI2860.2 1123941

40 Shares or by a resolution passed by the affirmative vote of at least two-thirds of the votes cast by the holders of Preferred Shares who voted in respect of that resolution at a meeting of the holders of the Preferred Shares called and held for that purpose in accordance with the by-laws of the Corporation at which the holders of at least one-tenth of the then outstanding Preferred Shares are present in person or represented by proxy; provided that, if at any such meeting a quorum is not present within one-half hour after the time appointed for such meeting, the meeting shall be adjourned to the same day in the next week at the same time and to such place as the chairman of the meeting may determine and, subject to the provisions of the Act, it shall not be necessary to give notice of such adjourned meeting. At such adjourned meeting holders of Preferred Shares then present in person or represented by proxy shall constitute a quorum and may transact the business for which. the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than two-thirds of the votes cast at such meeting shall constitute the approval of the holders ofPreferred Shares. (b) Votes: On every poll taken at any meeting of the holders of Preferred Shares, each holder of Preferred Shares shall be entitled to one vote in respect of the greater of (i) each $1.00 stated capital added to the stated capital account for the Preferred Shares in respect of the issue of each such share and (ii) each $1.00 of the liquidation preference or redemption preference (excluding any amount payable in respect of accrued but unpaid dividends) attached to each such share (and if the liquidation preference and redemption preference are not the same at the applicable time, then the greater of the two). Subject to the foregoing, the formalities to be observed with respect to proxies, the giving of notice and the conduct of any such meeting or any adjourned meeting shall be those from time to time prescribed in the Act and the by-laws of the Corporation with respect -to meetings of shareholders. Section 3.11 Voting Rights: The holders of Preferred Shares shall not be entitled as such (except as hereinbefore or hereinafter specifically provided or as otherwise may be required by the Act) to receive notice of or to attend any meeting of shareholders of the Corporation and shall not be entitled to vote at any such meeting. TOR P2Z:50!2860.2 Jl23941

5 9. The issue, transfer or ownership of shares is/is not restricted and the restrictions {if any) are as follows: L'emission, le transfert ou Ia propriete d'actions estln'est pas restreint. Les restrictions, s'il y a lieu, sont /es suivantes: Not applicable. 10. Other provisions, {if any): Autres dispositions, s'il y a lieu : Not applicable. The statements required by subsection 178{2) of the Business Corporations Act are attached as Schedule "A". Les declarations exigees aux termes du paragraphe 178(2) de Ia Loisur les societes par actions constituent /'annexe A. A copy of the amalgamation agreement or directors' resolutions (as the case may be) is/are attached as Schedule "B". Une copie de Ia convention de fusion ou /es resolutions des administrateurs (seton le cas) constitue(nt) l'annexe B. 07121E (05/2007)

6 These articles are signed in duplicate. Les presents statuts sont signes en double exemplaire. a director or authorized signing officer can sign on behalf of the corporation.I Nom et signature originate d'un Vice President -Chief.LegaLOfticer-' Geoffrey Gold Print name of signatory 1 Nom du signataire en fettres moufees Description of Office I Fonction orations I Denomination sociafe des societas Geoffrey Gold Director Description of Office I Fonction Print name of signatoljf 1 Nom du signataire en fettres moufees Names of Corporations I Denomnation societe des societes By/Par Signature I Signature Print name of signatory I Nom di1 signataire en lettres moulees Description of Office I Fonction Names of Corporations I Denomination socieTe des societes By/ Par Signature I Signature Print name of signatory I Nom du signataire en lettres moulees Description of Office I Fonction Names of Corporations J Denomination sociale des societes By/Par Signature I Signature Print name of signatory I Nom du signataire en fettres moulees Description of Office I Fonction 07121E (0512007) Name and original signature of a director or authorized signing officer of each of the amalgamating corporations. Include the name of each corporation, the signatories name and description of office (e.g. president, secretary).Only administrateur ou d'un signataire autorise de chaque societe qui fusionne. lndiquer Ia denomination sociale de chaque societe, /e nom du signataire et sa fonction (p. ex. :president, secretaire). Seul un administrateur ou un dirigeant habllite peut signer au nom de fa societe.

SCHEDULE "A" STATEMENT OF DIRECTOR I, Geoffrey Gold, of the City of Toronto, in the Province of Ontario, solemnly state that: 1. I am a director of Underworld Resources Inc., one of the amalgamating corporations (the "Corporation") and as such have personal knowledge of the matters herein deposed to. 2. There are reasonable grounds for believing that: (a) the Corporation is and the amalgamated corporation will be able to pay its liabilities as they become due; (b) the realizable value of the assets of the amalgamated corporation will not be less than the aggregate of its liabilities and stated capital of all classes; and (c) no creditor of the Corporation will be prejudiced algamation. /... I !//Ij /,-DATED December 22 , 2010. TOR P2Z:5009137.1 1123941

SCHEDULE"A" STATEMENT OF OFFICER I, Thomas M. Boehlert, of the City of Toronto, in the Province of Ontario, solemnly state that: 1. I am the Chief Financial Officer of Kinross Gold Corporation, one of the amalgamating corporations (the "Corporation") and as such have personal knowledge of the matters herein deposed to. 2. There are reasonable grounds for believing that: (a) the Corporation is and the amalgamated corporation will be able to pay its liabilities as they become due; (b) the realizable value of the assets of the amalgamated corporation will not be less than the aggregate of its liabilities and stated capital of all classes; and (c) no creditor of the Corporation will be prejudiced by the amalgamation. DATED December 22 , 2010. TOR_p2Z:5009142.1 1123941

SCHEDULE "B" UNDERWORLD RESOURCES INC. (the "Corporation") CERI'IFIED COPY OF THE RESOLUTION OF THE BOARD OF DIRECTORS "RESOLVED THAT: 1. The amalgamation of the Corporation and Kinross Gold Corporation pursuant to subsection 177(1) of the Business Corporations Act (Ontario) ("OBCA"), effective January 1, 2011, is authorized and approved. 2. Subject to the issuance of a Certificate of Amalgamation pursuant to the OBCA and without affecting the validity of the incorporation and existence of the Corporation under its articles and of any act done thereunder, all shares of the capital of the Corporation, including all such shares which have been issued and are outstanding, shall be cancelled without any repayment of capital in respect thereof. 3. The articles of amalgamation of the amalgamated corporation shall be the same as the articles of Kinross Gold Corporation. 4. The by-laws of the amalgamated corporation, until repealed, amended, altered or added to, shall be the same as the by-laws of Kinross Gold Corporation. 5. No securities shall be issued and no assets shall be distributed by the amalgamated corporation in connection with the amalgamation. 6. Any director or officer of the Corporation is authorized and directed to do all things and execute all instruments and documents necessary or desirable to carry out the foregoing." CERTIFIED to be a true and correct copy of a resolution passed by the directors of Underworld Resources Inc. on December effect, unamended. 22 , 2010 which resolution is still in full force and /7 I DATED December 22 '2010. TOR_P2Z:5002009.1 1123941

SCHEDULE "B" KINROSS GOLD CORPORATION (the "Corporation") CERI'IF'IED COPY OF THE RESOLUTION OF THE BOARD OF DIRECTORS "RESOLVED THAT: 1. Subject to the issuance of Certificate and Articles of Continuance by the Director under the Business Corporations Act (Ontario) ("OBCA") to Underworld Resources Inc. (''Underworld"), the amalgamation of the Corporation and Underworld pursuant to subsection 177(1) of the OBCA, effective January 1, 2011, is authorized and approved. 2. Subject to the issuance of a Certificate of Amalgamation pursuant to the OBCA and without affecting the validity of the incorporation and existence of Underworld under its articles and of any act done thereunder, all shares of the authorized capital of Underworld, including all such shares which have been issued and are outstanding, shall be cancelled without any repayment of capital in respect thereof. 3. The articles of amalgamation of the amalgamated corporation shall be the same as the articles of the Corporation. 4. The by-laws of the amalgamated corporation, until repealed, amended, altered or added to, shall be the same as the by-laws of the Corporation. 5. No securities shall be issued and no assets shall be distributed by the amalgamated corporation in connection with the amalgamation. 6. Any director or officer of the Corporation is authorized and directed to do all things and execute all instruments and documents necessary or desirable to carry out the foregoing." CERI'IF'IED to be a true and correct copy of a resolution passed by the directors of Kinross Gold Corporation on December22 , 2010 which resolution is still in full force and effect, unamended. DATED December '2010. 22 e ey Gold -8effior Vice President and Chief Legal .Ecc-...< Officer t TOR P2Z:5002018-1 1123941